EXHIBIT 10.1

MASSEY ENERGY COMPANY

NON-EMPLOYEE DIRECTORS – COMPENSATION SUMMARY

(Amended and Restated Effective January 1, 2009)

Annual Retainer	$44,000 annual retainer, plus
$5,000 annual retainer, for Chairs of Board Committees ($15,000 for Chair of Audit Committee).
$30,000 annual retainer for the Lead Director.
Each annual retainer to be paid in four (4) equal installments payable as soon as administratively practicable following the end of the applicable calendar quarter.

Meeting Fees	$2,000 for each Board meeting attended, plus
$2,000 for each Committee meeting attended
($3,000 for each Audit Committee meeting).
Meeting fees to be paid as soon as administratively practicable following the meeting attended for which the fees are due.

Deferred Compensation	Annually directors may defer all or a portion of their retainer and meeting fees and elect to have such deferred amounts invested in: (1) an interest-bearing account or (2) phantom stock units based on Massey Energy common stock.
Payment of deferred retainer and meeting fees and related earnings to be paid consistent with the terms of the plan pursuant to which such amounts are deferred.

Initial Grant of Restricted Stock	$110,000 worth of restricted shares one-time grant.
The shares may not be sold until they vest, but do receive dividends prior to vesting. One third of the shares vest per year, assuming continued service or upon the earlier occurrence of any of the following while serving as a director: (i) the applicable director attains the age for mandatory retirement from the Board (if applicable) in effect on the date of the award or retires upon Board approval, (ii) the applicable director dies or becomes permanently and totally disabled, or (iii) the director’s service is terminated within two years after a change of control occurs other than on account of a voluntary resignation.

Initial Grant of Restricted Units	$74,000 worth of restricted units one-time grant. Portions of the units become earned and payable at the same time as each portion of the Initial Grant of Restricted Stock to which such units relate vests.

Annual Grant	$80,000 worth of restricted shares and/or non-qualified stock options annual grant. The proportion of each annual grant made in restricted shares and/or non-qualified stock options will be at the sole discretion of the director. A pro rata portion of the annual grant is given to a new director whose term begins during a fiscal year. The shares may not be sold until they vest, but do receive dividends prior to vesting. One third of the shares vest per year, assuming continued service, or upon the earlier occurrence of any of the following while serving as a director: (i) the applicable director attains at the age for mandatory retirement from the Board (if applicable) in effect on the date of the award and retires upon Board approval, (ii) the applicable director dies or becomes permanently and totally disabled, or (iii) the director’s service is terminated within two years after a change of control occurs other than on account of a voluntary resignation. One third of the non-qualified stock options vest per year, assuming continued service, or upon the earlier occurrence of any of the following while serving as a director: (i) the applicable director attains at the age for mandatory retirement from the Board (if applicable) in effect on the date of the award and retires upon Board approval, (ii) the applicable director dies or becomes permanently and totally disabled, or (iii) the director’s service is terminated within two years after a change of control occurs other than on account of a voluntary resignation.

Insurance	$75,000 life insurance (may require medical examination).
$250,000 travel accident insurance while traveling for Massey Energy Company.
$75,000,000 Directors and Officers liability insurance.

Physicals	An annual physical, at the election of the director.

Supplemental Health Insurance	Secondary supplemental health insurance, at the election of the director.

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